EXHIBIT 10.72

                                FARMOUT AGREEMENT

                          MED YAVNE LICENCE, BLOCK 239

                                       And

                         BLOCKS 240-243 OFFSHORE ISRAEL

                                     Between

(1)   Isramco Negev2 - Limited Partnership

(2)   J.O.E.L. - Jerusalem Oil Exploration Ltd.

(3)   Equital Ltd.

(4)   Naphtha Exploration Limited Partnership

(5)   Naphtha Israel Petroleum Corp. Ltd.

(6)   Isramco Inc.

(7)   INOC - Dead Sea - Limited Partnership (in respect of Blocks 240-243 only)

(8)   BG International Limited


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                                    CONTENTS

                                     CLAUSES

1.    Farmouts and Consideration
2.    Assignment; Amendment of JOA
3.    Representations & Warranties
4.    Default
5.    Pre-Effective Date Liabilities
6.    Operatorships and 240-243 Area AMI
7.    Miscellaneous
8.    Compliance with Law and BG Business Principles
9.    Effective Date
10.   Assignment by BG
11.   Joint Well/Bottom Hole Contribution Agreement/Data Trade (Med Yavne)
12.   Payments to Isramco
13.   Applicable Law & Dispute Resolution

                                    EXHIBITS

1     Percentages pre and post-farmout
2     Form of Deed of Assignment
3     Agreed amendments to JOA
4     AFEs for "Or 1" and "Or South" wells
5     JOA of 30/6/1988


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This FARMOUT AGREEMENT is made the 20th day of October, 1999

BETWEEN

(1) Isramco Negev2 - Limited Partnership established under the laws of Israel, whose registered office is at 8 Granit Street, PO Box 10188 Petach-Tikva, Israel, 49222

(2) J.O.E.L. - Jerusalem Oil Exploration Ltd an Israeli Corporation, whose registered office is at 8 Granit Street, PO Box 10188 Petach-Tikva, Israel, 49222

(3) Equital Ltd an Israeli Corporation, whose registered office is at 8 Granit Street, PO Box 10188 Petach-Tikva, Israel, 49222

(4) Naphtha Exploration - Limited Partnership established under the laws of Israel, whose registered office is at 8 Granit Street, PO Box 10188 Petach-Tikva, Israel, 49222

(5) Naphtha Israel Petroleum Corp Ltd. an Israeli Corporation , whose registered office is at 8 Granit Street, PO Box 10188 Petach-Tikva, Israel, 49222

(6) Isramco Inc., a Delaware corporation whose registered main office is at 1770 St. James Place, Suite 607 Houston Tx 77056 ("Isramco");

(7) INOC - Dead Sea - Limited Partnership established under the laws of Israel, whose registered office is at 8 Granit Street, PO Box 10188 Petach-Tikva, Israel, 49222

(8) BG International Limited, whose registered office is at 100 Thames Valley Park Drive, Reading, Berkshire, United Kingdom (referred to herein as "BG" or "Assignee");

In this Agreement:

-     Parties (1) through (7) are collectively referred to as the "Assignors ".
- Parties (1) through (6) are collectively referred to as the "Med Yavne Assignors".
- Parties (1), (4) (5), (6) and (7) are collectively referred to as the "240-243 Assignors".
- BG (the Assignee) and the Assignors are collectively referred to as the "Parties".

Whereas

(A) The Med Yavne Assignors currently hold in aggregate a 92% interest in the Med Yavne Licence for Block 239, issued under the Petroleum Law of the State of Israel of 1952 (as amended) (the "Med Yavne Licence") and the remaining 8%


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      interest is held by Delek Drilling - Limited Partnership ("Delek"); the current individual interests of the Med Yavne Assignors and Delek in the Licence and in the Med Yavne - Carveout Yam West 2 (the "MY Carveout") being set out in the "Current Ownership" columns in Exhibit 1 Parts A & B respectively;

(B) BG wishes to acquire, and the Med Yavne Assignors wish to farm out, a total interest of 50% (being approximately 54.35% of their current aggregate 92% interest) in the Licence and the Carveout in consideration of BG's contributions as set out in Clause 1;

(C) The 240-243 Assignors currently hold in aggregate a 96% interest in the Licenses 240 Med Tel Aviv; 241 Med Hadera; 242 Med Ashdod; & 243 Med Hasharon issued under the Petroleum Law of the State of Israel of 1952 (as amended) (the "240-243 Licenses") - the remaining 4% interest being held by Delek - and a approximately 78.234% interest in the Licence 242 Med Ashdod Carveout (the "MA Carveout"); the current individual interests of the 240-243 Assignors and Delek in the Licence, and of the 240-243 Assignors in the MA Carveout being set out in the "Current Ownership" columns in Exhibit 1 Parts C & D respectively;

(D) BG wishes to acquire, and the 240-243 Assignors wish to farm out, a total interest of 50% (being approximately 52.08% of their current aggregate 96% interest in the 240-243 Licenses and approximately 63.91% of their current aggregate approximately 78.234% interest in the MA Carveout in consideration of BG's contributions as set out in Clause 6.2;

(E) The assignment under this agreement is subject to the consent and approval of the Petroleum Commissioner of the State of Israel;

(F) Following this farmout, the BG and the Med Yavne Assignors wish to amend the JOA dated 30th June 1988 (attached as Exhibit 5 and initialled by BG and Isramco for identification) entitled "Joint Operating Agreement - NJV2" (the "JOA") as it applies to the Med Yavne Licence and the MY Carveout, in accordance with Exhibit 3 with effect from the date stated in Clause 6 below and to have BG take over the Operatorship of the Med Yavne Licence and the MY Carveout on the date stated in Clause 6 below:

NOW THEREFORE, in consideration of the mutual covenants and undertakings herein expressed, the Parties agree as follows:

1.    FARMOUTS AND CONSIDERATION

1.1 In consideration for the assignments envisaged by Clause 2.1 hereof, the Assignee undertakes to pay the sums set out below:

      (a) Upon execution of this Agreement and subject to the execution by each Assignor of its respective Deed of Assignment referred to in Clause 2, BG


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            shall pay to the Med Yavne Assignors in aggregate (each payment to be shared prorata to the interests they are to assign hereunder, as set out in Exhibit 1 Part A) the sum of US$575,000 (five hundred and seventy five thousand dollars) plus Israeli VAT if applicable; plus, upon the spudding of the "Or South" Pliocene well (to be drilled immediately following the `Or 1' well) the further sum of US$575,000 (five hundred and seventy five thousand dollars) plus Israeli VAT if applicable;

      (b) BG shall also pay 54.35% of all costs previously paid by the Med Yavne Assignors (ie 50% of the gross costs incurred by the Med Yavne Licence group) in the drilling of the Or 1 well and shall pay 50% of all further costs of the "Or 1" and "Or South" wells so that BG shall in aggregate bear 50% of the total costs of each of these wells; these payments shall be administered by Isramco as Operator, through a reconciliation of the prior Cash Call(s) under the JOA pursuant to the AFEs attached in Exhibit 5, and inclusion of BG for 50% of all future Cash Calls in relation to each of these wells;

      (c) If the formal consent to and approval of all the Deeds (referred to in 1.1(i) above) by the Petroleum Commissioner is not obtained within 30 days of the date of this Agreement, then the Med Yavne Assignors shall repay to BG all sums paid by BG to them under this Clause 1 and Isramco shall refund to BG all sums paid by BG to the Joint Account, in each case with interest from the date of this Agreement at rate of one per cent (1%) above the US Dollar Base Rate of the head office of Barclays Bank Plc as set from time to time, until the actual date of payment, and this Agreement shall (subject to the like payments by Isramco under Clause 12) thereafter terminate and no Party shall have any claims against any other Party in relation hereto.

1.2 Sums falling due for payment in accordance with 1.1(i) above shall be paid to each Med Yavne Assignor to such bank account as it may notify to BG in writing, and each such Assignor shall provide BG with a formal receipt for each payment to it. Sums payable under 1.1 (ii) above shall be payable to the Joint Account administered by Isramco under the JOA. Sums (if any) repayable to BG under subclause 1.1 (iii) above shall be paid to BG to such bank account as it may notify to the Assignors in writing, and BG shall provide each Assignor and Isramco with a formal receipt for each such repayment to BG

2     ASSIGNMENTS; AMENDMENT OF JOA

2.1 In consideration of the Assignee fulfilling its obligations hereunder, and subject to satisfaction of the conditions specified in clause 1.1, the Med Yavne Assignors shall grant and assign to the Assignee an aggregate 50% interest (being approximately 54.35% of their current aggregate 92% interest) in and under the JOA, the Licence and the MY Carveout, in the percentages set out in the "Interest


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      to be assigned to BG" column in Exhibit 1 Parts A and B respectively. The relevant Parties shall thereafter hold the percentage interests in and under the JOA, the Med Yavne Licence and the MY Carveout (and assume the rights and obligations thereunder) as set out in the right hand columns of the attached Exhibit 1, Parts A and B respectively.

2.2 In consideration of the Assignee fulfilling its obligations hereunder, the 240-243 Assignors shall grant and assign to the Assignee an aggregate 50% interest (being approximately 52.08% of their current aggregate 96% interest) in and under the JOA and the 240-243 Licenses, and approximately
      63.91 % of their current approximately 78.234% interest in the MA Carveout, in the percentages set out in the "Interest to be assigned to BG" column in Exhibit 1 Parts C and D respectively. The relevant Parties shall thereafter hold the percentage interests in and under the JOA, the 240-243 Licenses and the MA Carveout (and assume the rights and obligations thereunder) as set out in the right hand columns of the attached Exhibit 1, Parts C and D respectively.

2.3 Each Assignor shall enter into a Deed of Assignment with BG in the form set out in Exhibit 2, inserting the relevant percentages to be assigned in the relevant Licence(s) and Carveout as per Exhibit 1. Following execution by all the Parties of the relevant Deeds of Assignment, Isramco shall forward the executed Deeds of Assignment to the Petroleum Commissioner together with its applications for the consents required to perfect the assignments contemplated by this agreement, and shall copy such application to BG and the relevant Assignors.

2.4 No later than (and effective as from) the Operatorship Transfer Date (as defined in Clause 6 below) the Parties shall amend the JOA for Med Yavne and the MY Carveout in accordance with Exhibit 3, and the Assignors shall procure that Delek also executes such amendments. BG confirms that it adopts and will become a party to the JOA for Med Yavne subject to the execution of the amendments in Exhibit 3. BG also confirms that it adopts and will become a party to the JOA as currently in force for the 240-243 Licenses and MA Carveout (subject only to the reimbursement referenced in the last sentence of Clause 6).

3     REPRESENTATIONS AND WARRANTIES

3.1 Each Assignor individually represents and warrants to the Assignee that, as at the date hereof and on the date the Deed of Assignment referred to in clause 2.2 is executed, to the best of its knowledge and belief (complete and proper enquiries having been made regarding the same):

      (a) the relevant Licence(s) is/are valid and subsisting and in full force and effect;

      (b) subject to the provisions of the relevant Licence(s), this Agreement and to any matters arising by operation of law, the Assignors are (together


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            with Delek) the legal and beneficial owner of the relevant
            Licence(s) and the relevant Licence(s) are not subject to any lien, charge or other encumbrance or third party interest, right or option; and the Assignors are not subject to any marketing constraints or like obligations which could in any way restrict the freedom of BG as Assignee to freely take and dispose of any of its share of hydrocarbon production from any field developed under any Licence referred to herein (or under any related Development Lease);

      (vvvv) all reports required in respect of each Licence to be made to the Petroleum Commissioner have been made;

      (ffffffffffffffffffff) all fees and payments due to the Petroleum
            Commissioner (or other relevant authority person or entity) for each Licence have been paid ;

      (Five) it is not involved in, or aware of any threat of, any proceedings, claims or arbitration or other matter which could lead to any Licence being revoked or to any impediment to the granting of a Development Lease over the area currently covered by any of the Licenses.

3.2 BG represents and warrants to each of the Assignors that, as at the date hereof and on the date upon which the Deeds of Assignment referred to in clause 2.1 are executed:

      (a) it is duly established and existing under the laws of England and has the power and authority to own its assets and to conduct the business which it carries on;

      (b) it has the corporate power to enter into this Agreement and to carry out the transactions provided for herein and has taken all necessary corporate action to authorise the execution and delivery of this Agreement and this Agreement constitutes legally binding obligations on it, enforceable in accordance with its terms, subject to applicable bankruptcy laws and other laws affecting creditors' rights generally, and subject to general principles of equity; and

      (c) the execution of this Agreement and completion of the transactions contemplated hereunder will not result in any material breach of any
            (i) material agreement to which BG is a party or by which BG is bound or (ii) material law applicable to BG.

3.3 Each Assignor hereby severally represents and warrants to BG that, as at the date hereof and on the date upon which the Deed of Assignment referred to in clause 2.2 is executed:


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      (a)   it is duly established and existing under the laws of Delaware or
            Israel (as stated above) and has the power and authority to own its assets and to conduct the business which it carries on;

      (b) it has the corporate power to enter into this Agreement and to carry out the transactions provided for herein and has taken all necessary corporate action to authorise the execution and delivery of this Agreement and this Agreement constitutes legally binding obligations on it, enforceable in accordance with its terms, subject to applicable bankruptcy laws and other laws affecting creditors' rights generally, and subject to general principles of equity; and

      (c) the execution of this Agreement (in the case of the Parties who are Limited Partnerships, by their duly authorised general partners) and completion of the transactions contemplated hereunder will not result in any material breach of any (i) material agreement to which it is a party or by which it is bound or (ii) material law applicable to it.

4     DEFAULT

      If BG fails to pay any sum due hereunder upon the due date such unpaid sum shall bear interest on a day to day basis at a rate of three per cent (3%) above the US Dollar Base Rate of the head office of Barclays Bank Plc as set from time to time, from and including the due date for payment of such amount until the actual date of payment.

5     PRE-EFFECTIVE DATE LIABILITIES

5.1 Subject to clause 1.2, the Assignors shall, prorata to their respective existing participating interests in the relevant Licenses and Carveouts, indemnify and hold harmless the Assignee from all obligations, liabilities, costs and expenses (including but not limited to all taxes, levies and duties) in relation to each Licence and Carveout prior to the Effective Date.

5.2 The Assignors represent and warrant to the Assignee that to the best of their knowledge and belief (complete and proper enquiries having been made regarding the same) there are no obligations, liabilities, costs and expenses in relation to any of the Licenses other than those which have been disclosed to the Assignee in writing prior to the date hereof.

6     OPERATORSHIPS AND 240-243 AREA AMI

      Isramco shall resign as operator for the Med Yavne Licence and BG shall take over as Operator of the Med Yavne Licence for all future operations/activities after the drilling of the MY Carveout well and the Or 1 and Or South wells effective from the earlier of (a) 1 January 2000 and (b) the 30th day following the


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      completion of the Or South well (the "Operatorship Transfer Date") at which time Isramco shall hand over to BG all books and records relating to the Med Yavne Joint Account (excluding the books and records relating to the 3 wells referred to above). BG and Isramco shall provide to the Med Yavne Non-Operators a joint written confirmation of the Operatorship Transfer Date as envisaged in the first paragraph of Exhibit 3 hereto as soon as the Operatorship Transfer Date is established.

      Isramco shall complete the accounting and contract administration (including responsibility for handling any legal claims by or against any relevant contractors/suppliers) on behalf of the relevant Parties in their post-farmout percentages, as soon as practicable but not later then 1st June, 2000 and shall provide final accounts to BG and the MY Assignors upon the conclusion of each such exercise and the closeout of the final accounts for each relevant well.

      Isramco represents and warrants to BG that, save as set out above, and/or as expressly disclosed in writing in documents previously supplied to BG (as listed in Exhibit 6 hereto) Isramco has not entered into any agreements, arrangements or understandings as Operator of the Med Yavne Licence (or otherwise affecting that Licence) which would be binding on, or would affect the freedom of contract and freedom of action of, BG as successor Operator for future operations/activities as Med Yavne Licence Operator following the completion of the Or South well.

      Isramco shall remain as Operator for the 240-243 Licenses. BG shall work in close collaboration with Isramco to prepare a joint application on behalf of the 240-243 Assignors and BG for replacement Licenses covering all or part of the area of the 240-243 Licenses (which are due to expire 14th June 2000) (the "240-243 Area") in order to obtain such new Licenses.

      As from the Effective Date hereunder, BG and the 240-243 Assignors shall create an exclusive Area of Mutual Interest ("AMI") covering the full surface area covered by the 240-243 Licenses, which shall be effective for a period of three (3) years from the date hereof or for a period of two
      (2) years after termination of the Licenses or Lease subject to this Agreement, whichever is the later, unless sooner terminated by the mutual consent of the Parties. If, during the term of the AMI, any Preliminary Permit, License, Lease, or other exploration, development or production rights or interests ("Interests") are acquired, or contract to be acquired by any Party hereto or an Affiliate, affecting any area within the AMI, then each of the other Parties shall have the right and option to participate in such acquisition in accordance with their respective Participating Interest by paying its proportionate share of costs and assuming its proportionate share of obligations. If such acquisition is made by an Affiliate of a Party, said Party shall cause its Affiliate to comply with the terms of this Article. The acquiring Party or its Affiliate, if applicable, shall give the other Parties prompt written notice of such acquisition, or contemplated acquisition, along with corresponding information available to the acquiring party along with an itemized statement of actual costs or


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      estimated costs to acquire such Interest. After all pertinent information has been delivered, each Party shall have a period of thirty (30) Days after receipt of the notice and all information within which to elect to acquire its proportionate share of such acquisition. Failure to respond in a timely fashion shall be deemed for all purposes hereof an election not to participate in said acquisition. Any and all assignments or transfers of Interest conveyed pursuant to the terms of this Article shall be made free and clear of any subsequently created burdens placed thereon by the acquiring party. Any Preliminary Permit, new License or Lease acquired upon termination or relinquishment of the 240-243 Licenses, shall be offered to the Parties in the same proportions as such Parties owned interests in the 240-243 Licenses (including any subdivisions as to the depth or area extent of such Licenses).

      BG and the 240-243 Assignors shall not join with any other party(ies) or disclose to any such parties any information relating to the AMI area or to any of the activities under the foregoing paragraph, or otherwise within this AMI group.

      BG shall bear its own costs of its technical work required to study the area of the 240-243 Licenses in order to prepare such application, and shall not be liable for any part of any costs of Isramco in working with BG in that regard. However, if the 240-243 Assignors and BG agree to conduct any seismic or other material external work during the period prior to the award of such new Licenses, such work shall be chargeable to a new Joint Account administered by BG for the BG/240-243 Assignors group.

      It is agreed that BG (and not Isramco) shall be the Operator for any new Licenses granted over the 240-243 Area and the JOA, amended in accordance with Exhibit 3, shall thereafter apply as a separate agreement among the BG/240-243 Assignors group for this area.

      Upon the award of such new Licenses to the BG/240-243 Assignors group, BG shall pay to Isramco the sum of $1.6667 million (one million six hundred and sixty thousand six hundred seven hundred dollars) for each of the first three Licenses granted to the BG/240-243 Assignors group (i.e. a maximum of $5.001 million (five millon and one thousand dollars), with interest from 15th February 2000, at a rate of the US Dollar Base Rate of the head office of Barclays Bank Plc as set from time to time, until the actual date of payment.

      Isramco shall promptly reimburse to BG its 50% share of any amounts of administrative overhead charged to the Joint Account for the 240-243 Licenses under the JOA in relation to any period after the Effective Date.

7     MISCELLANEOUS

7.1 This Agreement shall remain confidential and no Party shall make any public announcement or statement with respect thereto without the consent of the other


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      Parties other than as may be required by law or regulation or the rules of any recognised Stock Exchange on which its shares are dealt or to relevant government departments. Any Party making a disclosure pursuant to the provisions of this clause shall immediately notify the other Parties of the fact and detail of such disclosure.

7.2 The respective rights and duties of each Party hereunder shall not be assigned without prior written consent of each other Party provided that such consent may not be withheld in the case of an assignment concomitant with an assignment under the JOA, and subject always to Clause 10 below.

7.3 Any notice pursuant to this Agreement shall be addressed and delivered to BG and Isramco at their respective addresses set out above. Each of the Assignors hereby appoints and authorises, until BG is notified in writing in to the contrary, Isramco to give and receive on their behalf all notices and other communications hereunder (and Isramco by executing this Agreement accepts the appointment and authorisation).

7.4 If any stamp duty becomes chargeable on this Agreement or any implementation documentation executed pursuant to and in performance of this Agreement, such duty shall be borne by the Parties in proportion to their interests under the Licence.

7.5 Each Party shall bear its own legal costs in connection with the preparation and execution of this Agreement.

8     COMPLIANCE WITH LAW AND BG BUSINESS PRINCIPLES

8.1   Law

      Each Party shall comply with all applicable laws, rules and regulations of any government agency applicable to the Licence in the performance of its obligations under this Agreement including, without limitation, all laws, rules and regulations dealing with improper or illegal payments, gifts, gratuities or improper influencing of any government action, including the Foreign Corrupt Practices Act 1977 of the United States of America, as it may be amended from time to time, and the OECD Convention of 1997 on Combating Bribery of Foreign Public Officials in International Transactions.

8.2   Business Principles

      Each Party confirms that it has received a copy of BG's Statement of Business Principles and it will at all times during the term of this agreement use its reasonable endeavours to enable BG to conduct its activities in accordance with the ethical principles contained in the Statement of Business Principles.


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9     EFFECTIVE DATE

      The Effective Date of this Agreement shall be the date first written above.

10    ASSIGNMENT

10.1 BG may freely assign its rights and obligations hereunder to any Affiliate of BG, whether before or after the execution of the Deeds referred to above. If such assignment takes place before such Deeds are executed then the Assignors agree to execute such Deeds with such Affiliate. If such Affiliate ceases to be an Affiliate of BG it shall transfer its Participating Interest share back to BG or another Affiliate of BG within 30 days of ceasing to be such an Affiliate.

10.2 Isramco may freely assign its rights hereunder this agreement to any Affiliate of Isramco.

10.3 "Affiliate" of a Party means any entity (including any Limited Partnership, or General Partnership in any Limited Partnership) which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with that Party, where control is the possession, directly or indirectly, of the power to direct or cause the direction of the management or operating policies of the entity through the exercise of voting rights, contract, trust or otherwise.

11    JOINT WELL/BOTTOM HOLE CONTRIBUTION AGREEMENT/DATA TRADE

      The Parties recognise that the Or South well referred to in Clause 1.1 above may be drilled on or near the boundary of the Med Yavne block and the adjacent Samedan block (known as "Noa"). The Parties hereby authorise BG, on their behalf but in close collaboration with Isramco, to negotiate with Samedan immediately following the execution of this agreement with a view to agreeing (1) a Joint Well Agreement or Bottom Hole Contribution Agreement in order to reduce the costs of such well to the Med Yavne Licence group or if neither of such agreements can be achieved, then (2) a data trade of the well results from the respective wells in the 2 blocks.

12    PAYMENTS TO ISRAMCO

      In consideration of the Isramco fulfilling its obligations set forth in this agreement, BG shall pay to Isramco, In addition to the payments specified in article 6 above, the sum of $1,925,000 (one million nine hundred and twenty five thousand dollars) plus Israeli VAT if applicable, upon the signing of this Agreement. Within fifteen days after the Operatorship Transfer Date BG shall pay to Isramco the further sum of $1,925,000 (one million nine hundred and


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      twenty five thousand dollars) plus Israeli VAT if applicable. Each of the above sums shall be paid to Isramco's account as notified to BG in writing by Isramco and Isramco shall provide BG a formal receipt for each such payment. If the formal consent to and approval of all the Deeds (referred to in Clause 1.1(i) above) by the Petroleum Commissioner is not obtained within 30 days of the Effective Date, Isramco shall forthwith repay to BG all sums paid by BG to Isramco under this Clause 12, with interest from the date of this Agreement at the Default rate specified under Clause 4, and this Agreement shall thereafter terminate and no Party shall have any claims against any other Party in relation hereto.

13    APPLICABLE LAW AND DISPUTE RESOLUTION

13.1 The Agreement shall be governed by, construed, interpreted and enforced in accordance with the substantive laws of England, to the exclusion of any conflicts of law rules that would refer the matter to the laws of another jurisdiction.

13.2 Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any Party may submit such a dispute, controversy or claim to arbitration.

13.3. A single arbitrator shall be appointed by unanimous consent of the Parties. If the Parties, however, cannot reach agreement on an arbitrator within sixty (60) days of the submission of a Notice of arbitration, the appointing authority for the implementation of such procedure shall be the International Chamber of Commerce ("ICC"), who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim.

13.4. Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

      (a)   the arbitration proceedings shall be held in London, England;

      (b) the arbitration proceedings shall be conducted in the English language and the arbitrator shall be fluent in the English language;

      (c) the arbitrator(s) shall be and remain at all times wholly independent and impartial;

      (d) the arbitration proceedings shall be conducted in accordance with the Arbitration Rules of the ICC; and

      (e) the costs of the arbitration proceedings shall be borne equally by the Parties, and all other costs (including costs of attorneys and witnesses) shall be borne by the Party incurring the same.

IN WITNESS whereof this Agreement has been signed for and on behalf of the Parties.

SIGNED for and on behalf of Isramco Negev2 - Limited Partnership

SIGNED for and on behalf of J.O.E.L. - Jerusalem Oil Exploration Ltd.

SIGNED for and on behalf of Equital Ltd.

SIGNED for and on behalf of Naphtha Exploration Limited Partnership

SIGNED for and on behalf of Naphtha Israel Petroleum Corp. Ltd.

SIGNED for and on behalf of Isramco Inc.

SIGNED for and on behalf of INOC Dead Sea Limited Partnership

SIGNED for and on behalf of BG International Limited

                                    Exhibit 1

Part A

License 239 Med Yavne

-------------------------------------------------------------------------------
                                    Current   Interest to be     Interest after
No        Entity                  Ownership   assigned to BG     assigning
-------------------------------------------------------------------------------
1         Isramco Negev 2 L.P.     70.9957%         38.5846%          32.4111%
-------------------------------------------------------------------------------
2         J.O.E.L. -                6.3100%          3.4293%           2.8807%
          Jerusalem Oil
          Exploration LTD.
-------------------------------------------------------------------------------
3         Equital LTD.              4.7400%          2.5761%           2.1639%
-------------------------------------------------------------------------------
4         Naphtha Exploration       5.0000%          2.7174%           2.2826%
          L.P.
-------------------------------------------------------------------------------
5         Naphtha Israel            3.9500%          2.1467%           1.8033%
          Petroleum
          Corporation LTD.
-------------------------------------------------------------------------------
6         Delek Drilling L.P.       8.0000%          0.0000%           8.0000%
-------------------------------------------------------------------------------
7         INOC - Dead Sea L.P.      0.0000%          0.0000%           0.0000%
-------------------------------------------------------------------------------
8         Isramco Inc               1.0043%          0.5459%           0.4584%
-------------------------------------------------------------------------------
9         BG International          0.0000%          0.0000%          50.0000%
-------------------------------------------------------------------------------
Total                             100.0000%         50.0000%         100.0000%
-------------------------------------------------------------------------------

            percentage transferred by       54.35%
            Isramco group (approximately)

Part B

License 239 Med Yavne - Carveout Yam
West 2

--------------------------------------------------------------------------------
                                                                       Interest
                                       Current    Interest to be       after
No          Entity                     Ownership  assigned to BG       assigning
--------------------------------------------------------------------------------
1           Isramco Negev 2 L.P.       85.99570%        46.7368%       39.2589%
--------------------------------------------------------------------------------
2           J.O.E.L. - Jerusalem        0.00000%         0.0000%        0.0000%
            Oil Exploration LTD.
--------------------------------------------------------------------------------
3           Equital LTD.                0.00000%         0.0000%        0.0000%
--------------------------------------------------------------------------------
4           Naphtha Exploration         5.00000%         2.7174%        2.2826%
            L.P.
--------------------------------------------------------------------------------
5           Naphtha Israel              0.00000%         0.0000%        0.0000%
            Petroleum Corporation
            LTD.
--------------------------------------------------------------------------------
6           Delek Drilling L.P.         8.00000%         0.0000%        8.0000%
--------------------------------------------------------------------------------
7           INOC - Dead Sea L.P.        0.00000%         0.0000%        0.0000%
--------------------------------------------------------------------------------
8           Isramco Inc                 1.00430%         0.5458%        0.4585%
--------------------------------------------------------------------------------
9           BG International            0.00000%         0.0000%       50.0000%
--------------------------------------------------------------------------------
Total                                  100.0000%        50.0000%      100.0000%
--------------------------------------------------------------------------------

            percentage transferred by Isramco          54.35%
            group (approximately)

Part C

License 240 Med Tel-Aviv

License 241 Med Hadera

License 242 Med Ashdod

Licence 243 Med Hasharon

--------------------------------------------------------------------------------
                                                                       Interest
                                      Current     Interest to be       after
No          Entity                    Ownership   assigned to BG       assigning
--------------------------------------------------------------------------------
1           Isramco Negev 2 L.P.       70.9957%         36.9769%       34.0188%
--------------------------------------------------------------------------------
2           J.O.E.L. - Jerusalem        0.0000%          0.0000%        0.0000%
            Oil Exploration LTD.
--------------------------------------------------------------------------------
3           Equital LTD.                0.0000%          0.0000%        0.0000%
--------------------------------------------------------------------------------
4           Naphtha Exploration L.P.    5.0000%          2.6042%        2.3958%
--------------------------------------------------------------------------------
5           Naphtha Israel              5.0000%          2.6042%        2.3958%
            Petroleum Corporation LTD.
--------------------------------------------------------------------------------
6           Delek Drilling L.P.         4.0000%          0.0000%        4.0000%
--------------------------------------------------------------------------------
7           INOC - Dead Sea L.P.       14.0000%          7.2917%        6.7083%
--------------------------------------------------------------------------------
8           Isramco Inc                 1.0043%          0.5230%        0.4813%
--------------------------------------------------------------------------------
9           BG International            0.0000%          0.0000%       50.0000%
--------------------------------------------------------------------------------
Total                                 100.0000%         50.0000%      100.0000%
--------------------------------------------------------------------------------

            percentage transferred                   52.08%
            by Isramco group (approximately)

Part D

License 242 Med Ashdod - Carveout Ashdod

-------------------------------------------------------------------------------
                                                  Interest to
                                     Current      be assigned    Interest after
No          Entity                   Ownership    to BG          assigning
-------------------------------------------------------------------------------
1           Isramco Negev 2 L.P.      53.02680%       33.8899%       19.13693%
-------------------------------------------------------------------------------
2           J.O.E.L. - Jerusalem       0.00000%        0.0000%        0.00000%
            Oil Exploration LTD.
-------------------------------------------------------------------------------
3           Equital LTD.               0.00000%        0.0000%        0.00000%
-------------------------------------------------------------------------------
4           Naphtha Exploration L.P.   5.10145%        3.2604%        1.84107%
-------------------------------------------------------------------------------
5           Naphtha Israel             5.10145%        3.2604%        1.84107%
            Petroleum Corporation
            LTD.
-------------------------------------------------------------------------------
6           Delek Drilling L.P.       21.76600%        0.0000%       21.76600%
-------------------------------------------------------------------------------
7           INOC - Dead Sea L.P.      14.00000%        8.9475%        5.05248%
-------------------------------------------------------------------------------
8           Isramco Inc                1.00430%        0.6419%        0.36244%
-------------------------------------------------------------------------------
9           BG International           0.00000%        0.0000%       50.00000%
-------------------------------------------------------------------------------
Total                                100.00000%      50.00000%      100.00000%
-------------------------------------------------------------------------------

            percentage transferred by        63.91%
            Isramco group (approximately)

                                    Exhibit 2

                           Form of Deed of Assignment

                            PETROLEUM LAW, 5712-1952

 ..........................................................(hereinafter the
"Transferor") hereby assigns and transfers to BG INTERNATIONAL LIMITED of 100 Thames Valley Park Drive, Reading, Berkshire RG6 1PT, England, (hereinafter the
"Transferee") .....% (............ percent) undivided interest in and to the
[Med Yavne] Licence for Block [239, (excluding the Yam West 2 carveout as registered with the Israeli Petroleum Commissioner)] (the "Interest") subject to all terms and conditions of the Licence immediately prior to the signature hereof.

The Transferee BG INTERNATIONAL LIMITED hereby accepts the above Interest subject to the same terms and conditions.

The Interest is assigned by Transferor to Transferee with full warranty of title and free of all claims, liens or encumbrances.

This assignment is subject to the approval of the Petroleum Commissioner in accordance with the provisions of the Petroleum Law and pending such approval the Transferee shall hold the said Interest in trust for the account and benefit of the Transferee.

IN WITNESS WHEREOF, we have signed this Deed of Assignment this __ day of ______________ 1999

SIGNED for and on behalf of Transferee

 .......................................
BG International Limited

SIGNED for and on behalf of Transferor

 .........

                                    Exhibit 3

                      Amendments to JOA Dated June 30, 1988

- BG International Limited ("BG") is designated (and Isramco resigns) as the Operator for the Med Yavne Licence (and Yam West carveout) and shall become a party to the JOA for the Med Yavne Licence (and Yam West carveout) with effect from the date notified jointly by BG and Isramco to the Med Yavne Non - Operators, being no later than 30th January 2000. All the Parties shall waive the requirement for 90 days notice of such resignation.

- For the avoidance of doubt the Negev Joint Venture Agreement dated 30th June 1988 (the "JV Agreement") shall not apply to the Med Yavne Licence and/or the Med Yavne Carveout Yam West 2 and/or 240-243 licenses and shall not affect the conduct of operations under the JOA therefor, and all references to the JV Agreement shall be deemed deleted.

- The Operating Committee shall consist of one representative from each Party to the JOA. Each Party shall designate one or more alternates who shall be authorised to represent them in the absence of their Operating Committee representative.

- The Operator's representative on the Operating Committee (and on any Sub-committees of the Operating Committee) shall act as Chairman.

- Save as provided in Article 16.2, all decisions taken by the Operating Committee shall require the support of at least two Parties (who are not Affiliates of each other) and at least 54% of all the votes, with each Party having the same number of votes as its respective percentage interest. .

- With respect to Licence 239 Med Yavne, and the Yam West 2 Carve Out, Isramco shall complete all its operations, close its accounts in relation to each Joint Account, and complete a final set of accounts.

- The following (with appropriate numbering) shall be inserted in place of the existing provisions on law and dispute resolution/jurisdiction:-

Applicable Law and Dispute Resolution

1.1. The Agreement shall be governed by, construed, interpreted and enforced in accordance with the substantive laws of England, to the exclusion of any conflicts of law rules that would refer the matter to the laws of another jurisdiction.

1.2 Any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement or the operations carried out under this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any Party may submit such a dispute, controversy or claim to arbitration.

1.3. A single arbitrator shall be appointed by unanimous consent of the Parties. If the Parties, however, cannot reach agreement on an arbitrator within sixty (60) days of the submission of a Notice of arbitration, the appointing authority for the implementation of such procedure shall be the International Chamber of Commerce ("ICC"), who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim.

1.4. Unless otherwise expressly agreed in writing by the Parties to the arbitration proceedings:

      (a)   the arbitration proceedings shall be held in London, England;

      (b) the arbitration proceedings shall be conducted in the English language and the arbitrator shall be fluent in the English language;

      (c) the arbitrator(s) shall be and remain at all times wholly independent and impartial;

      (d) the arbitration proceedings shall be conducted in accordance with the Arbitration Rules of the ICC; and

      (e) the costs of the arbitration proceedings shall be borne equally by the Parties, and all other costs (including costs of attorneys and witnesses) shall be borne by the Party incurring the same.

      - At the end of Article 11.1 of the JOA add: "provided that (a) (except in respect of an assignment to an Affiliate of the assignor) each other Party grants its consent to such transfer/assignment, such consent not to be unreasonably withheld and to be deemed to be given by such other Party if that Party fails to respond to the notice (giving full information as to proposed assignee) from the proposing assignor within 10 days of its receipt of such notice; and
            (b) any Party holding less than a 3% interest (as at the date of this amendment to the JOA) may only assign its entire interest, and
            (c) any Party holding greater than 3% interest may not dispose of less than 3% interest to any assignee.

      -     Article 11.4 - in line 4, after the words: "interest assign" insert:
            "until the date of the assignment."; to delete the last line from the word: "jointly" to the end of the line.

      - To be inserted in the definitions section : "Affiliate" An "Affiliate" of a

            Party means any entity (including any Limited Partnership, or General Partnership in any Limited Partnership) which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with that Party, where control is the possession, directly or indirectly, of the power to direct or cause the direction of the management or operating policies of the entity through the exercise of voting rights, contract, trust or otherwise.

      - Article 4.6. Delete - "Except in respect to technical advisory services to be supplied directly or indirectly by Offshore Services Inc.,".

      - Article 4.6 competitive bidding - after "US$200,000" insert "(but in the case of development expenditures, $500,000)". Amend references to "a Party" and "the Party" in the last sentence, to include Affiliates of a Party.

      - Article 4.8 Purchase Orders requiring competitive bidding - after "US$100,000" insert "(but in the case of development expenditures, $250,000)". Amend references to " Party" in the second and third sentences, to include Affiliates of a Party.

      -     Article 6.1 Default percentage rate should be 5%

      - Article 9.2 Access to Operator's premises should be under condition of Operator receiving reasonable notice.

      The Accounting Procedure

-     Section I Article 3 - Replace 3% with 5%

-     Section I Article 6:

      In the first paragraph replace 90 days with 60 days.

      Replace the second paragraph with the following:

      "A Non-Operator, upon at least sixty (60) Days advance notice in writing to Operator and all other Non-Operators, shall have the right to audit the Joint Accounts and records of Operator relating to the accounting hereunder for any Calendar Year within the twenty-four (24) month period following the end of such Calendar Year. The cost of each such audit shall be borne by Non-Operators conducting the audit.

      Audits of accounts and records pertaining to the Joint Account which:

      (i) include information generally accepted as proprietary and confidential, or

      (ii) are maintained by an Affiliate of the Operator, other than an Affiliate of the Operator which is conducting a substantial part of the Joint Operations on behalf of the Operator, or

      (iii) relate to charges for salaries and benefits, services provided or performed by technical and professional staff of the Operator who are not located in the country of operation and costs charged for the indirect services of the Operator and its Affiliates;

            may, at Operator's request, be conducted by the Operator's statutory auditors. The cost of such audit shall be charged to the Joint Account."

Section II Article 1: delete and replace with the following:

"1    Direct Charges

      Operator shall charge the Joint Account with all costs and expenditures incurred in connection with Joint Operations. It is also understood that charges for services normally provided by an operator such as those contemplated in Section 1.7.2 below which are provided by Operator's Affiliates shall reflect the cost to the Affiliate, excluding profit, for performing such services, except as otherwise provided in Section 1.6 and
      Section 1.7 below.

      The costs and expenditures shall be recorded as required for the settlement of accounts between the Parties hereto in connection with the rights and obligations under this Agreement and for purposes of complying with the tax laws of the Country of Operations and of such other countries to which any of the Parties may be subject. Without in any way limiting the generality of the foregoing, chargeable costs and expenditures shall include:

1.1.  Licences, Permits Etc

      All costs, if any, attributable to the acquisition, maintenance, renewal or relinquishment of licenses, permits, contractual and/or surface rights acquired for Joint Operations and bonuses paid in accordance with the Contract when paid by Operator in accordance with the provisions of the Agreement.

1.2   Salaries, Wages and Related Costs

1.2.1 The employees of Operator and its Affiliates in the Country of Operations directly engaged in Joint Operations whether temporarily or permanently assigned.

1.2.2 The employees of Operator and its Affiliates outside the Country of Operations directly engaged in Joint Operations whether temporarily or permanently assigned, and not otherwise covered in Section 1.7.2 below.

1.2.3 Salaries and wages, including everything constituting the employees' total compensation. To the extent not included in salaries and wages, the Joint Account shall also be charged with the cost to Operator of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses, and other customary allowances applicable to the salaries and wages chargeable hereunder, as well as costs to Operator for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalization, retirement, and other benefit plans of a like nature applicable to labour costs of Operator. The Operator shall charge the Joint Account with any employee termination payment made pursuant to governmental regulations or requirements. Operator's employees participating in Country of Operations benefit plans may be charged at a percentage rate to reflect payments or accruals made by Operator applicable to such employees. Such accruals for Country of Operations benefit plans shall not be paid by Non-Operators, unless otherwise approved by the Operating Committee, until the same are due and payable to the employee, upon withdrawal of a Party pursuant to the Agreement, or upon termination of the Agreement, whichever occurs first.

1.2.4 Expenditures or contributions made pursuant to assessments imposed by governmental authority for payments with respect thereto or on account of such employees.

1.2.5 Salaries and wages charged in accordance with Operator's usual practice, when and as paid or accrued, or on a basis of the 0perator's average cost per employee for each job category; and the rates to be charged shall be reviewed at least annually. In determining the average cost per employee for each job category, expatriate and national employee salaries and wages shall be calculated separately. During a given period of time it is understood that some costs for salaries and wages may be charged on an actual basis while the remaining costs for salaries and wages are charged at a rate based upon the above described average cost.

1.2.6 Reasonable expenses (including related travel costs) of those employees whose salaries and wages are chargeable to the Joint Account under Sections 1.2.1 and 1.2.2 of this Section II and for which expenses the employees are reimbursed under the usual practice of Operator.

1.2.7 If employees are engaged in other activities in addition to the Joint Operations, the cost of such employees shall be allocated on an equitable basis using accepted accounting practices.

1.3   employees Relocation Costs

1.3.1 Except as provided in Section 1.3.3, Operator's cost of employees' relocation to or from the Contract Area vicinity or location where the employees will reside or work, whether permanently or temporarily assigned to the Joint Operations. If such employee works on other activities in addition to Joint Operations, such relocation costs shall be allocated on an equitable basis.

1.3.2 Such relocation costs shall include transportation of employees, families, personal and household effects of the employee and family, transit expenses, and all other related costs in accordance with Operator's usual practice.

1.3.3 Relocation costs from the vicinity of the Contract Area to another location classified as a foreign location by Operator shall not be chargeable to the Joint Account unless such foreign location is the point of origin employee.

1.4   Offices, Camps and Miscellaneous Facilities

      Cost of maintaining any offices, sub-offices, camps, warehouses, housing and other facilities of the Operator and/or Affiliates directly serving the Joint Operations. If such facilities serve operations in addition to Joint Operations, the costs shall be allocated to the properties served on an equitable basis.

1.5   Material

      Cost, net of discounts taken by Operator, of Material purchased or furnished by Operator. Such costs shall include, but are not limited to, export brokers' fees, transportation charges, loading, unloading fees, export and import duties and license fees associated with the procurement of Material and in-transit losses, if any, not covered by insurance. So far as it is reasonably practical and consistent with efficient and economical operation, only such Material shall be purchased for, and the cost thereof charged to, the Joint Account as may be required for immediate use.

1.6   Exclusively Owned Equipment and Facilities of Operator and Affiliates

      Charges for exclusively owned equipment, facilities and utilities of Operator and its Affiliates at rates not to exceed the average commercial rates of non-affiliated third parties then prevailing for like equipment, facilities, and utilities for use in the area where the same are used hereunder. On request, Operator shall furnish Non-Operators a list of rates and the basis of application. Such rates shall be revised from time to time if found to be either excessive or insufficient, but not more than once every six months.

      Drilling tools and other equipment lost in the hole or damaged beyond repair may be charged at replacement cost less depreciation plus transportation costs to deliver like equipment to the location where used.

1.7   Services

      1.7.1 The cost of services provided by third parties including Affiliates of

            Operator other than those services covered by Section 1.7.2. Such charges for services by Operator's Affiliates shall not exceed those currently prevailing if performed by non-affiliated third parties, considering quality and availability of services.

      1.7.2 The cost of services performed by Operator's Affiliates technical and professional staffs not located within the Country of Operation.

      Examples of such services include, but are not limited to the following:

            Geologic Studies and Interpretation
            Seismic Data Processing
            Well Log Analysis, Correlation and Interpretation
            Laboratory Services
            Well Site Geology
            Project Engineering
            Source Rock Analysis
            Petrophysical Analysis
            Geochemicel Analysis
            Drilling Supervision
            Development Evaluation
            Accounting and Professional Services
            Other Data Processing

      Costs shall include salaries and wages of such technical and professional personnel, lost time, governmental assessments, employee benefits, and reasonable expenses. Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, utilities, support staff, drafting, telephone and other communications expenses, computer support, supplies, and depreciation.

1.8   Insurance

      Premiums paid for insurance required by law or the Agreement to be carried for the benefit of the Joint Operations.

1.9   Damages and Losses to Property

1.9.1 All costs or expenditures necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accident, or any other cause. Operator shall furnish Non-Operators written notice of damages or losses incurred in excess of one Hundred Thousand Dollars ($100,000.00) as soon as practical after report of the same has been received by Operator.

1.9.2 Credits for settlements received from insurance carried for the benefit of Joint Operations and from others for losses or damages to Joint Property or Materials.

       Each Party shall be credited with its Participating Interest share thereof except where such receipts are derived from insurance purchased by Operator for less than all Parties in which event such proceeds shall be credited to those Parties for whom the insurance was purchased in the proportion of their respective contributions towards the insurance coverage.

1.9.3 Expenditures incurred in the settlement of all losses, claims, damages, judgments, and other expenses for the account of Joint Operations.

1.10   Litigation and Legal Expenses

       The costs and expenses of litigation and legal services necessary for the protection of the Joint Operations under this Agreement as follows:

1.10.1 Legal services necessary or expedient for the protection of the Joint Operations, and all costs and expenses of litigation, arbitration or other alternative dispute resolution procedure, including reasonable attorney's fees and expenses, together with all judgments obtained against the Parties or any of them arising from the Joint Operations.

1.10.2 If the Parties hereunder shall so agree, actions or claims affecting the Joint Operations hereunder may handled by the legal staff of one or any of the Parties hereto; and a charge commensurate with the reasonable costs of providing and furnishing such services rendered may be made by the Party providing such service to Operator for the Joint Account, but no such charges shall be made until approved by the Parties.

10.11  Taxes and Duties

       All taxes, duties, assessments and governmental charges, of every kind and nature, assessed or levied upon or in connection with the Joint Operations other than any that are measured by or based upon the revenues, income and net worth of a worth of a Party.

       Operator and Non-operators will cooperate with each other in employing their best efforts in order to obtain Israeli tax ruling to exempt Operator and Non-Operators and their respective Affiliates from Israeli taxation on their operations in or with respect to the Contract Area for the benefit of the Joint Account. Said parties will take all reasonable measures which may be necessary or advisable to obtain said ruling or otherwise reduce Israeli tax liability on said operations provided always that Operator, Non-operators and their respective Affiliates shall not suffer any adverse consequences from said measures.

1.12 Other Expenditures Any other costs and expenditures incurred by Operator for the necessary and proper conduct of the Joint Operations in accordance with approved Work Programes and Budgets and are not covered in this Section II or in Section III."

- Section II Article 3 (a) - Administrative Overhead. Change 6% to 2% (two percent) and delete second paragraph of this article.

-     Section II Article 3 (b) - Minimum Overhead Charge - To be deleted.

- Section II Article 3 (c) - Major Construction Overhead. Delete last two lines and insert "operations, the Operator's administrative overhead charged to the Joint Account shall be 1.5% (one and one-half percent) of all capital expenditures for the relevant development."

- Add new section II Article 3 (d) - Isramco Inc (and/or its Affiliates) shall provide to Operator administrative, technical and consulting services on a monthly base, as required by Operator. The monthly charge to the Joint Account for these services and support shall be $10,000.00 (ten thousand dollars) per month for all relevant licenses in aggregate.

                                   Exhibit 4

                             Available upon request

                                    Exhibit 5

                             Available upon request


                                                                              30